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                                                                    Exhibit 99.3

           DENDREON NAMES GREGORY T. SCHIFFMAN CHIEF FINANCIAL OFFICER

SEATTLE, WA, DECEMBER 14, 2006 - Dendreon Corporation (Nasdaq: DNDN) today announced that Gregory T. Schiffman has joined the company as senior vice president and chief financial officer (CFO).

Schiffman joins Dendreon from Affymetrix Inc., where he served as CFO and executive vice president for the last five years. In that position, Schiffman was responsible for finance, tax, treasury, investor relations and information technology. At times, during his tenure at Affymetrix, he has been responsible for procurement, manufacturing, human resources and facilities.

"With over 20 years of operations and management experience, Greg has created and implemented successful financial, compliance and capital market strategies for a range of companies, most recently at Affymetrix," said Mitchell H. Gold, M.D., president and chief executive officer of Dendreon. "His comprehensive experience will be invaluable to us as we progress toward becoming a fully integrated commercial organization."

Prior to Affymetrix, Schiffman was vice president and controller for Applied Biosystems where he managed a 200-person global finance team spanning more than 20 countries. Prior to entering the biotechnology field, he served for over 10 years in various domestic and international divisions of Hewlett Packard, ultimately serving as a divisional manufacturing manager and controller. Prior to Hewlett Packard, Schiffman also held positions at IBM. He currently serves on the board of directors of Nanomix and Venus Medical Technologies.

Schiffman holds a Master's in Business Administration from the Kellogg School of Business at Northwestern University and a Bachelor of Science degree in Accounting from DePaul University.

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate a cell-mediated immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company is headquartered in Seattle and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of

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PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of a clinical trial for PROVENGE will be determined insufficient to support our application for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve our biologics license application for PROVENGE, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund further required clinical trials or commercialization of PROVENGE, our dependence on third party suppliers, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

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CONTACT:
Monique Greer
Sr. Director, Corporate Communications
Dendreon Corporation
(206) 829-1500